Exhibit 3(i).3

CERTIFICATE OF FORMATION OF

ZION OIL & GAS, INC.

a Texas corporation

Zion Oil & Gas, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:

A.

Zion Oil & Gas, Inc., a Delaware corporation (the “Delaware Corporation”), with its principal place of business at 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243, was originally incorporated in Florida on April 6, 2000, and reincorporated in Delaware on July 9, 2003.

B.

The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Zion Oil & Gas, Inc.” on June 11, 2025, pursuant to a plan of conversion, under which the Delaware Corporation converted to the Corporation.

ARTICLE I

The filing entity being formed is a for-profit corporation. The name of the Corporation is Zion Oil & Gas, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201-3136. The name of its registered agent at such address is CT Corporation System. The initial mailing address of the Corporation is 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

4.1.    Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,600,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

4.2.    Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote.

4.3. Common Stock.

(a)    The holders of shares of Common Stock shall be entitled to one vote for each share on each matter properly submitted to the shareholders on which the holders of Common Stock shares are entitled to vote.Except as otherwise required by law or this certificate of formation (this “Certificate of Formation” which term, as used herein, shall mean the certificate of formation of the Corporation, as amended from time to time. Further subject to the Bylaws and the provisions of Article IX of this Certificate of Formation, the vote of shareholders holding a majority of the shares of stock entitled to vote on the matter then outstanding shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action, including any “fundamental business transaction” as defined in the TBOC.

(b) The holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

5.1.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2. Number of Directors; Initial Directors; Election; Term.

(a)    The number of directors constituting the initial Board of Directors is twelve (12) and their names and addresses are as follows:

Name	Address

1. John M. Brown	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

2. Robert Dunn	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

3. Paul Oroian	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

4. Jeffrey Moskowitz	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

5. Martin M. Van Brauman	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

6. Sarah Caygill	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

7. Javier A. Mazon	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

8. Pandji Christiaan Putra	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

9. Virginia Prodan	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

10. Lee Russell	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

11. Brad Dacus	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

12. Kent Siegel	12655 N. Central Expressway, Suite 1000, Dallas, Texas 75243

(b)    The number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by the manner provided in the Bylaws.

(c) The directors of the Corporation shall be divided into three classes as nearly equal in size as ispracticable, hereby designated Class I, Class II and Class III. The assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of Class I, II and III directors shall expire at the regularly scheduled annual meeting of the shareholders following the three years after their respective term of office. At each annual meeting of shareholders, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. If the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d)    Notwithstanding the foregoing provisions of this Section 5.2, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(e)    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

5.3.    Removal. A director may be removed from the office by the shareholders of the Corporation only for cause.

5.4.    Vacancies and Newly Created Directorships. Except as otherwise provided in the TBOC, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (b) a sole remaining director, in each case to the extent permitted by the TBOC. A person elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

7.1.    Action by Written Consent of Shareholders. Any action required or permitted by the TBOC to be taken at any annual or special meetings of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consent in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

7.2.    Special Meetings. The special meetings of shareholders of the Corporation may be called only by the majority of the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, (to the extent required by the TBOC ) the president, or by the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

7.3.    Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

7.4.    Quorum. The holders of the shares entitled to vote at a meeting of the shareholders of the corporation that is less than the majority but not less than one-third of the shares entitled to vote and are present or represented by proxy at the meeting are a quorum for the consideration of a matter to be presented at that meeting.

ARTICLE VIII

8.1.    Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 8.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

8.2. Indemnification. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation, in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Certificate of Formation, and in addition to any other vote that may be required by law, the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Formation inconsistent with the purpose and intent of Articles V, VI, VII, or this Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

Organizer

The name and address of the organizer:

Martin M. Van Brauman

Name

12655 North Central Expressway, Suite 1000, Dallas, Texas 75243

Street or Mailing Address City State Zip Code

Effectiveness of Filing

This document becomes effective when the document is filed by the Secretary of State.

Execution

The undersigned affirms that the person or company designated as registered agent has consented to the appointment. The undersigned also affirms that, to the best knowledge of the undersigned, the name provided as the name of the filing entity does not falsely imply an affiliation with a governmental entity. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

IN WITNESS WHEREOF, Zion Oil & Gas, Inc. has caused this Certificate of Formation to be signed by a duly authorized officer of the Corporation on this 11th day of June 2025.

By: /s/Martin M. Van Brauman____________

Martin M. Van Brauman, Incorporator/organizer